Exhibit 21.1

SUBSIDIARIES OF MILLENNIAL MEDIA, INC.

Name	Jurisdiction of Incorporation
Millennial Media Limited	United Kingdom
Millennial Media Private Limited	Singapore
Cond Acquisition Co.	Delaware